EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-92725 on Form S-8 pertaining to the 1985 Incentive Stock Option Plan, the 1993 Employee Stock Ownership Incentive Plan, the 1993 Non-Employee Directors Stock Ownership Incentive Plan, the 1999 Employee Stock Option Plan and the Employee Gift Program, and No. 333-130791 on Form S-8 pertaining to the Kentucky Bancshares, Inc. 2005 Restricted Stock Grant Plan, of our report dated March 3, 2008 with respect to the consolidated financial statements of Kentucky Bancshares, Inc., which report appears in this Annual Report on Form 10-K of Kentucky Bancshares, Inc. for the year ended December 31, 2007.


/s/Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Lexington, Kentucky
March 28, 2008





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